Exhibit 5.1

February 28, 2017
Babcock & Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
Re:    Registration Statement on Form S-3 Filed by Babcock & Wilcox Enterprises, Inc.
Ladies and Gentlemen:
We have acted as counsel for Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) and the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of the Shares (as defined below) under the Securities Act of 1933 (the “Act”). The Registration Statement covers Shares issuable pursuant to adjustment awards (the “Adjusted Awards”) that were granted under the Plan to individuals who, at the time the Company’s spin-off from The Babcock & Wilcox Company (“B&W”) was completed, were no longer be employed by, or serving on the board of directors of, B&W and their donees, pledgees, permitted transferees, assignees, successors and others who come to hold any such Adjusted Awards.
In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 3,600,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effects of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day